Exhibit 99.1

For Further Information:

At Medallion Financial Corp.	At Zlokower Company
437 Madison Avenue, New York, NY 10022	Public Relations
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100 or 1-877-Medallion	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION OPERATING INCOME BEST SINCE 2000

Net Investment Income After Taxes Reaches $3,753,000 or$0.22 Per Share

Medallion Loans Grow 29% From a Year Ago

Total Assets Grow 25% From a Year Ago

NEW YORK, N.Y. – August 9, 2005—Medallion Financial Corp. (NASDAQ: TAXI), a specialty commercial finance company with a leading position servicing the taxi industry and targeted niche markets, announced net investment income after taxes of $3,753,000 or $0.22 per diluted common share for the 2005 second quarter, the highest such amount in the last 5 years, and an increase of $2,243,000 from $1,510,000 or $0.08 in the 2004 second quarter.

Medallion loans grew to $423,799,000 from $328,616,000 in the last 12 months, an increase of $95,183,000 or 29%. Total assets increased to $761,001,000 from $608,710,000 a year ago, an increase of $152,291,000 or 25%. Managed assets reached $869,226,000 at June 30, 2005.

This is the highest the medallion portfolio has been in the sixty-eight year history of the company, the highest managed assets have been, and the highest net investment income after taxes since 2000.

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Medallion Announces Record Earnings, Page 2

Net increase in net assets resulting from operations was $447,000 or $.03 per share in the 2005 quarter, compared to $249,000 or $0.01 per share in the 2004 quarter. This reflects approximately $1,000,000 of refinancing fees the Company received from a few large loans, and a $2,597,000 decline in the value of the Company’s investment in Clear Channel stock during the quarter, approximately $2,000,000 of which has been recovered to date in the third quarter.

Andrew Murstein, President of Medallion Financial, stated, “We are extremely pleased with our second quarter results. Our improved net investment income demonstrates the power of our asset growth and improved leverage on our bottom line. Our loan demand is robust, and we expect continued growth ahead especially with another planned medallion auction towards the end of this year. Medallion Bank is performing better than anticipated. It has contributed significantly to our earnings since opening for business only eighteen months ago. With the added growth of the consumer business, their loan production has been running on a seasonal pace of approximately $5,000,000 per month, up from less than $250,000 per month a year ago. The consumer portfolio is yielding over 18% and its 90 day past due delinquencies are under 1%. This has helped our overall yields to increase, and our net interest margin to reach 4.74% in the quarter.”

Larry Hall, Medallion’s CFO, stated, “We are making progress in achieving our goal of improved leverage on our balance sheet. With over $165,000,000 of equity, we improved our leverage to 3.5 to 1, up from 2.8 to 1 a year ago. We believe this is still far less than most other finance companies and banks, which typically have leverage of two to four times this amount. As we continue to grow our balance sheet, the benefits of improved leverage should allow our earnings to increase. Credit quality also remains good, as total delinquencies 90 days past due decreased to 2.5% from 4.8% one year ago.”

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Medallion Announces Record Earnings, Page 3

Medallion also announced that its Board of Directors has declared and will pay a cash dividend of $0.13 per share. The dividend will be payable on August 31, 2005 to shareholders of record on August 19, 2005. The Company has now declared $0.25 per share of dividends for the first six months of 2005, up from $0.16 for the first six months of 2004, for an increase of 56%.

About Medallion Financial

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans financing small businesses and other targeted industries and niches. The Company and its subsidiaries have lent over $2 billion to the taxicab industry and small business.

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Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Investment Considerations,” in Medallion’s 2004 Annual Report on Form 10-K.

(Financial Tables Follow)

Medallion Financial Corporation

Consolidated Income Statements

	Quarter Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Total investment income	$14,137,562	$10,400,888	$27,103,822	$16,886,137
Total interest expense	5,870,877	3,656,395	11,092,212	6,554,088

Net interest income	8,266,685	6,744,493	16,011,610	10,332,049

Gain on sale of loans	375,431	185,163	614,950	398,441
Other income	1,142,481	671,371	1,815,719	1,221,635

Total noninterest income	1,517,912	856,534	2,430,669	1,620,076

Salaries and benefits	2,708,035	2,302,759	5,620,462	4,704,481
Professional fees	482,121	549,073	987,378	1,003,605
Other operating expenses	2,156,655	2,175,953	4,079,966	3,687,560

Total operating expenses	5,346,811	5,027,785	10,687,806	9,395,646

Income tax provision	684,371	1,062,997	1,241,032	1,108,097

Net investment income after taxes	3,753,415	1,510,245	6,513,441	1,448,382

Net realized gains (losses) on investments	(682,815)	(315,328)	1,365,072	(514,562)
Net change in unrealized depreciation on investments	(2,623,257)	(946,054)	(5,195,493)	(2,064,646)

Net realized/unrealized losses on investments	(3,306,072)	(1,261,382)	(3,830,421)	(2,579,208)

Net increase (decrease) in net assets from operations	$447,343	$248,863	$2,683,020	$(1,130,826)

Weighted average shares
Basic	16,969,568	18,141,427	17,063,025	18,179,524
Diluted	17,413,963	18,540,419	17,507,421	18,179,524

Net investment income after income taxes per share
Basic	$0.22	$0.08	$0.38	$0.08
Diluted	0.22	0.08	0.37	0.08

Net increase (decrease) in net assets from operations per share
Basic	$0.03	$0.01	$0.16	$(0.06)
Diluted	0.03	0.01	0.15	(0.06)

Dividends declared per share	$0.13	$0.08	$0.25	$0.16

Medallion Financial Corporation

Consolidated Balance Sheets

	June 30, 2005	December 31, 2004
ASSETS
Medallion loans	$423,798,555	$392,131,108
Commercial loans	155,765,264	136,834,891
Consumer loans	76,628,773	66,330,748
Equity investments	28,373,891	33,645,424
Investment securities	18,285,207	14,598,837

Net investments	702,851,690	643,541,008

Cash	28,890,009	37,267,122
Accrued interest receivable	3,098,653	3,062,608
Servicing fee receivable	2,154,128	2,312,040
Fixed assets, net	922,963	991,901
Goodwill, net	5,007,583	5,007,583
Other assets	18,075,818	17,727,362

Total assets	$761,000,844	$709,909,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$10,937,179	$11,756,337
Accrued interest payable	2,036,404	1,758,956
Floating rate borrowings	309,909,102	274,959,911
Fixed rate borrowings	272,147,126	250,973,035

Total liabilities	595,029,811	539,448,239

Total shareholders’ equity	165,971,033	170,461,385

Total liabilities and shareholders’ equity	$761,000,844	$709,909,624

Number of common shares outstanding	17,027,161	17,344,999
Net asset value per share	$9.75	$9.83

Total managed loans	$764,417,642	$718,462,564
Total managed assets	869,225,894	833,075,441